      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996

                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    ----------------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ----------------------------------------

                          CASCADE COMMUNICATIONS CORP.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                            04-3099677
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                                 5 CARLISLE ROAD
                       WESTFORD, MASSACHUSETTS 01886-3601
                                 (508) 692-2600
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                    ----------------------------------------

                                 DANIEL E. SMITH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 5 CARLISLE ROAD
                       WESTFORD, MASSACHUSETTS 01886-3601
                                 (508) 692-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ----------------------------------------

                                   COPIES TO:

                              JOHN A. MELTAUS, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                       High Street Tower, 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. / /

                    ----------------------------------------

                                                CALCULATION OF REGISTRATION FEE

======================= ================== =========================== ============================= ========================
 TITLE OF SHARES TO BE     AMOUNT TO BE     PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM          AMOUNT OF REGISTRATION
       REGISTERED           REGISTERED         PRICE PER SHARE(1)       AGGREGATE OFFERING PRICE(1)           FEE(2)
- ----------------------- ------------------ --------------------------- ----------------------------- ------------------------
Common Stock, $.001
par value..............  3,176,566 shares            $62.00                  $196,947,092.00               $67,912.79
======================= ================== =========================== ============================= ========================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)  Pursuant to Rule 457(c) of the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of Common Stock reported on the Nasdaq National Market on June 14, 1996.

                    ----------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             -----------------------

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1996

                                   PROSPECTUS

                                3,176,566 SHARES

                                 [CASCADE LOGO]

                          CASCADE COMMUNICATIONS CORP.

                                  COMMON STOCK

                             -----------------------

     This Prospectus relates to the sale of up to 3,176,566 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of Cascade Communications Corp., a Delaware corporation ("Cascade" or the "Company"), by certain stockholders of the Company (collectively, the "Selling Stockholders"). The Selling Stockholders may sell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than selling commissions).

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "CSCC". On June 14, 1996, the last reported sale price for the Common Stock on the Nasdaq National Market was $60.75 per share.

                                 ---------------

FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE 4.

                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                 The date of this Prospectus is July ___, 1996.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Paul E. Blondin, Chief Financial Officer, Cascade Communications Corp., 5 Carlisle Road, Westford, Massachusetts 01886, telephone number (508) 692-2600.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-24578):

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996.

     3. The Company's Current Report on Form 8-K dated May 3, 1996, reporting the merger by the Company of Arris Networks, Inc., a Delaware corporation ("Arris").

     4. The Company's Current Reports on Form 8-K dated February 27, 1996 and May 30, 1996.

     5. The description of the Company's Common Stock, $.001 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act on July 26, 1994, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS

     In addition to the other information presented in this Prospectus and the information incorporated in this Prospectus by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

     Risks Associated with the Integration of Arris. The successful and timely integration of Cascade and Arris, and the development by Arris of new products for the remote access market, is important to the future financial performance of Cascade. To date, Arris has been engaged primarily in research and development, and has not yet introduced a product or generated revenue. The diversion of attention of management created by the integration process, and any difficulties encountered in that process or product development, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the combined company will retain the Arris employees that it wishes to retain, or that the combined company will realize any of the anticipated benefits of the combination.

     Fluctuations in Revenue and Operating Results. The growth rates recently experienced by the Company are not necessarily indicative of the operating results for any future periods. The Company's operating results may fluctuate as a result of a number of factors, including the timing of orders from, and shipments to, customers; the timing of new product introductions and the market acceptance of those products; increased competition; changes in manufacturing costs; changes in the mix of product sales; the rate of end user adoption and carrier and private network development of WAN data communications services; factors associated with international operations; and changes in world economic conditions.

     Evolving Market. The Company's success will depend in part on the growth in the broadband packet equipment market. The market for these services continues to evolve, and there are a number of competing technologies providing these services. Regulatory policies affecting the telecommunications industry in the United States and internationally are likely to continue to have a significant impact on pricing and demand for both voice and data communications products and services. There can be no assurance whether, and at what rate, end user demand will develop for these services or that public carriers or private networks will continue to adopt the Company's products and technology to implement these services.

     Management of Growth. The Company is currently experiencing a period of rapid growth which has placed, and could continue to place, a significant strain on the resources. In order to support the growth of its business, the Company plans to significantly expand its level of operations during 1996. If the Company's management is unable to manage growth effectively, the Company's operating results could be adversely affected.

     Dependence on Key Employees. The Company's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing, research and development and manufacturing personnel, many of whom would be difficult to replace. The Company does not have employment contracts with its key personnel. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled hardware and software engineers, and management, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition.

     Competition. The market for wide area network communications products is intensely competitive and is subject to rapid technological change. The Company expects competition to increase significantly in the future from existing competitors and a number of companies which may enter the Company's existing or future markets. In addition to competition from other switch providers, the Company expects to face competition from other vendors in the internetworking market such as network router vendors, who may incorporate switching functionality into their products or provide alternative network solutions. Increased competition could adversely affect the Company's revenue and profitability through price reductions and loss of market share. The principal competitive factors in the market for switching products are breadth of network services supported, conformance to industry standards, price per port, performance, product features, network management capabilities, reliability and customer support. Many of the Company's current and potential competitors have longer operating histories and substantially greater financial, technical, sales and marketing resources than the Company. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

     Third Party Manufacturing. The Company relies on a limited number of independent contractors who manufacture the components used in the Company's products to the Company's specifications. In the event that the Company's subcontractors were to experience financial, operational, production, or quality assurance difficulties that resulted in a reduction or interruption in supply to the Company, the Company's operating results would be adversely affected until the Company established sufficient manufacturing supply from alternative sources. While to date there has been suitable third-party manufacturing capacity readily available, there can be no assurance that such manufacturers will be able to meet the Company's future requirements or that such services will continue to be available to the Company at favorable prices.

     Dependence on Sole Source Suppliers. The Company is dependent upon a single supplier or a limited number of suppliers for several components and parts used in the Company's products, including the Intel i960 microprocessor and other integrated circuits. There can be no assurance that these suppliers will be able to meet the Company's future requirements for such components or that the components will be available to the Company at favorable prices. The Company generally purchases these single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with the suppliers. In addition, the availability of many of these components to the Company is dependent in part on the ability of the Company or its subcontractors to provide the suppliers with accurate forecasts of future requirements. The Company has generally been able to obtain adequate supplies of parts and components in a timely manner from existing sources. However, any extended interruption in the supply of any of the key components currently obtained from a single or limited source could have a material adverse effect on the Company's operating results in any given period.

     Technological Change. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, emerging network architectures, and frequent new product introductions. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of the Company's products. There can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that the Company will be able to respond effectively to technological changes, new standards or product announcements by competitors. The timely availability of new products and enhancements, and their acceptance by customers, are important to the future success of the Company. Delays in such availability or a lack of market acceptance could have an adverse affect on the Company.

     Customer Concentration. The Company's customer base is highly concentrated among a limited number of large customers, many of whom generally require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. The Company has diversified its customer base over time; however, in each of the last three years, certain customers have accounted for over 10% of the Company's revenue. In 1995, sales to the Company's two largest customers in that year accounted for approximately 12% and 17% of revenue, respectively. In 1994, sales to the Company's two largest customers in that year accounted for approximately 12% and 11% of revenue, respectively. In 1993, sales to the Company's two largest customers in that year accounted for approximately 21% and 14% of revenue, respectively. No other customer accounted for 10% or more of revenue in any such year. There can be no assurance that these customers will place additional orders, or that the Company will obtain orders of similar magnitude from other customers. A decline in demand from public network carriers would have an adverse effect on the Company's operating results.

     International Operations. International sales (sales to customers outside the United States) accounted for approximately 16% and 20% of the Company's revenue in 1995 and 1994, respectively, and approximately 16% of the Company's revenue in the first quarter of 1996. The Company anticipates that international sales will continue to account for a significant portion of revenue. The Company's international sales are subject to risks inherent in foreign operations including unexpected changes in regulatory requirements, tariffs or other barriers and potentially negative tax consequences. In addition, sales of the Company's products in international markets are heavily dependent on third-party distribution channels. To date, the Company's international sales have been denominated in U.S. currency; however, if this were to change, the Company would be subject to exchange rate fluctuations.

     Uncertainties Regarding Patents and Protection of Proprietary Technology. The Company's success will depend, to a large extent, on its ability to protect its proprietary technology. The Company has a number of patent applications that are currently pending for certain of its existing products and currently relies on a combination of contractual rights, trade secrets and copyrights to protect its proprietary rights. Although the Company intends to apply for additional patents in the future, there can be no assurance that the Company's intellectual property protection will be sufficient to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, the Company's business may be adversely affected by competitors that independently develop functionally equivalent technology. The Company currently licenses certain hardware and software technology from third parties and plans to continue to do so in the future. The Company attempts to ensure that its products and processes do not infringe patents and other proprietary rights, but there can be no assurance that such infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any such challenge.

     Possible Volatility of Stock Price. The market price of the Company's Common Stock has increased significantly since the Company's initial public offering in July 1994, and has experienced fluctuations during this period. The period since the initial public offering was marked by generally rising stock prices, favorable industry conditions and improved operating results of the Company, all of which are subject to change. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

     Effect of Anti-takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of such provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. The Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term. Such staggered Board may make it more difficult for a third party to gain control of the Company's Board of Directors.

                                   THE COMPANY

     Cascade Communications Corp. develops, manufactures, markets and supports a family of high performance, multi-service wide area network switches that enable public service providers and private network managers to provide cost-effective, high-speed data, video and voice communications services. The Company's switches are designed to support on a single platform one or more of the major broadband packet communications services, including frame relay, Switched Multi-Megabit Data Service ("SMDS") and Asynchronous Transfer Mode ("ATM"). The Company's products also provide access services for Transmission Control Protocol/Internet Protocol ("TCP/IP") and Integrated Services Digital Network ("ISDN") users.

     The rapid growth in the number of personal computers ("PCs"), workstations and end-user applications has led to the extensive deployment of local area networks ("LANs") in corporate environments. As these LAN-based users needed to communicate with users at other sites, corporations installed multiprotocol routers and bridges, which seamlessly interconnected multiple LANs, either locally in a building or campus or throughout a corporation across wide area networks ("WANs").

     Traditional WAN architectures to connect these LANs across wide area networks were based on time division multiplexing ("TDM") technology. TDM products were optimized for fixed path, fixed bandwidth applications, such as voice and low volume transaction processing data. However, they were not well suited for dynamic, high bandwidth communications, such as LAN data from PCs and workstations and LAN-based video. Although vendors of TDM products have provided upgrade modules to support data and video traffic, these older architectures are unable to scale to accommodate the rapid growth in the newer forms of communications traffic and are unable to adapt to dynamic changes in network topology. As such, a new generation of wide area network technologies, including frame relay, SMDS and ATM, have been developed to address these needs.

     Cascade has pioneered the concept of utilizing a single, powerful switching platform to simultaneously support the three major broadband packet communications services: frame relay, SMDS and ATM. Cascade's multi-service, standards-based products enable public service providers and private network managers to select the transmission services with the cost and performance attributes that best fit the end user's requirements, without requiring them to build multiple separate specialized networks.

     The Company offers three product families of wide area network switches: the STDX, the B-STDX(TM) and the Cascade 500(TM) ATM switch. The Company also offers HyperPATH(TM), an ISDN based remote access solution fully integrated with the B-STDX product line, and CascadeView(TM), a network management application for the Company's switches.

     The Company markets its products and services directly to public service providers, including Interexchange Carriers ("IXCs"), Local Exchange Carriers ("LECs"), and Regional Bell Operating Companies ("RBOCs") in the United States, Postal Telephone and Telegraph ("PTTs") internationally, and Competitive Access Providers ("CAPs"), Internet Service Providers ("ISPs") and Value Added Network providers ("VANs") worldwide. The Company's products and services are also sold to private network managers on a worldwide basis either directly or via partners of the Company, including Original Equipment Manufacturers ("OEMs"), such as Network Equipment Technologies, Inc. ("N.E.T."), International Business Machines Corporation ("IBM") and Advanced Compression Technologies, Inc. ("ACT"), system integrators and international distributors.

     The Company was incorporated in Delaware in 1990 under the name Nexgencom Corporation and changed its name to Cascade Communications Corp. in August 1991. The Company's principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and its telephone number at that location is
(508) 692-2600.

                               RECENT DEVELOPMENTS

     Arris Acquisition. On May 3, 1996, the Company acquired all of the outstanding shares of capital stock of Arris Networks, Inc. ("Arris"), a Delaware corporation (the "Merger") pursuant to an Agreement and Plan of Reorganization dated as of April 19, 1996 (the "Merger Agreement"), among the Company, AN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, Arris and North Bridge Venture Management Company, Inc., as the initial indemnification representative of the former Arris stockholders. The Merger was accomplished through an exchange of up to 3,418,604 shares of the Company's Common Stock for all outstanding shares of capital stock of Arris and the assumption of all outstanding options to acquire shares of capital stock of Arris. The Merger has been accounted for under the pooling-of-interests method. The purchase price and terms for the transaction were determined in arms-length negotiations.

     Stock Split. The Company effected a two-for-one stock split in the form of a one-for-one stock dividend on May 30, 1996, which stock split in the form of a stock dividend was paid to stockholders of record of the Company on May 21, 1996. All share and per share information in this Prospectus has been adjusted as of each date given to reflect (i) a two-for-one stock split in the form of a stock dividend in June 1995, (ii) a three-for-two stock split in the form of a stock dividend in February 1996, and (iii) the two-for-one stock split in the form of a stock dividend in May 1996.

                                 USE OF PROCEEDS

The proceeds from the sale of each Selling Stockholder's Shares will belong to the Selling Stockholder. The Company will not receive any of the proceeds from such sales of the Shares.

                              SELLING STOCKHOLDERS

The following table sets forth certain information regarding ownership of the Shares as of June 6, 1996 and the number of Shares that may be offered for the account of the Selling Stockholders or their transferees or distributees from time to time. All of the shares offered hereby were acquired in connection with the Cascade acquisition of Arris. Because the Selling Stockholders or their transferees or distributees may sell all or any part of their Shares pursuant to this Prospectus, no estimate can be given as to the number of Shares that will be held by each Selling Stockholder upon termination of this offering. See "Plan of Distribution."

                                                        Shares
                                         Shares         Offered                    Percentage of
                                       Owned prior      Pursuant        Shares       Ownership
                                         to the         to this      Owned after      after the
Selling Stockholders                    Offering       Prospectus  the Offering(1)   Offering(2)
- --------------------------------------------------------------------------------------------------
Gary Bowen                                 18,734         18,734          --             *
Wu-Fu Chen(3)                           2,849,714        280,070       2,569,644       2.9%
James A. Dolce, Jr.(4)                    223,380        223,380          --             *
Steven G. Finn                             31,238         11,240          19,998         *
Rubin Gruber                               18,734         18,734          --             *
Thomas Hawkins                                734            734          --             *
Philip H. Hayden                           18,734         18,734          --             *
Timothy C. Jones                           37,468         37,468          --             *
H. Daniel Lowe                             47,084         47,084          --             *
Matrix IV Entrepreneurs Fund,              60,886         60,886          --             *
LP(5)

Matrix Partners IV, LP(5)               1,156,852      1,156,852          --             *
North Bridge Venture Partners, L.P.       655,704        655,704          --             *
Sean M. O' Sullivan                        18,734         18,734          --             *
Oak Investment Partners VI,               189,936        189,936          --             *
   Limited Partnership

Oak VI Affiliates Fund, Limited             4,430          4,430          --             *
   Partnership
Thomas Schreffler                           9,366          9,366          --             *
Frank Slaughter                             4,858          4,858          --             *
VenRock Associates                        120,508        120,508          --             *
VenRock Associates II, LP                  73,860         73,860          --             *
Chin-Cheng Wu(6)                          225,254        225,254          --             *
                                        ---------      ---------       ---------       ---

TOTAL                                   5,766,208      3,176,566       2,589,642       2.9%

- -------------------------
*Less than 1%

(1) Assumes that all of the Shares owned by each Selling Stockholder and offered under this Prospectus are sold during the distribution period.

(2)  Based on shares of Common Stock outstanding as of June 6, 1996.

(3) Mr. Chen served the Company as Vice President of Engineering from January 1991 to May 1995 and as Vice President and Chief Technical Officer from May 1995 until July 1995.

(4) Following the Merger, Mr. Dolce became Vice President of Remote Access Marketing of the Company.

(5) Paul J. Ferri is a general partner of the general partner of the Selling Stockholder. Mr. Ferri has been a director of the Company since June 1991. Mr. Ferri is also a general partner of the general partner of Matrix Partners III, L.P., which held in excess of 5% of the outstanding shares of Common Stock of the Company during 1993, 1994 and 1995. As of February 29, 1996, Matrix Partners III, L.P. owned no shares of Common Stock and, as reported in the Company's proxy statement for the 1996 Annual Meeting of Stockholders, Mr. Ferri beneficially owned 53,750 shares of Common Stock.

(6) Following the Merger, Mr. Wu became Vice President of Remote Access Engineering of the Company.


Each Selling Stockholder represented to the Company in connection with the completion of the Merger that he or it was purchasing the Shares from the Company without any present intention of effecting a distribution of those Shares. In recognition of the fact, however, that investors may want to be able to sell their shares when they consider appropriate, the Company agreed to file with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) to permit the public sale of the Shares by the Selling Stockholders from time to time and to use its best efforts to keep the registration statement effective until the earlier of the sale of the Shares pursuant to the Registration Statement or May 3, 1998. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the registration statement or until May 3, 1998.

                              PLAN OF DISTRIBUTION

The Shares offered hereby may be sold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares.

The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The Shares offered by the Selling Stockholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by a Selling Stockholder as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, the Selling Stockholders may sell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares placed by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Any shares covered by the Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                                  LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

The consolidated financial statements of Cascade Communications Corp., included in the Report on Form 10-K of the Company for the fiscal year ended December 31, 1995 referred to above, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 1, 1996 accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

- -------------------------------------------------             -----------------------------------------------------


No person has been authorized to give any                                       3,176,566 SHARES
information or to make any representation
other than those contained in this Prospectus
and, if given or made, such information or
representation must not be relied upon as
having been authorized by the Company, any
Selling Stockholder or any other person. This                                        CASCADE
Prospectus does not constitute an offer to sell                                COMMUNICATIONS CORP.
or a solicitation of an offer in any
jurisdiction in which such offer or
solicitation would be unlawful or to any
person to whom it is unlawful. Neither the
delivery of this Prospectus nor any sale made
hereunder shall, under any circumstances,                                         COMMON STOCK
create an implication that there has been no
change in the affairs of the Company or that
information contained herein is correct as of
any time subsequent to this date hereof.

                  -----------                                                      ----------

               TABLE OF CONTENTS                                                   PROSPECTUS
                                            Page
                                            ----                                   ----------

Available Information.......................  2
Incorporation of Certain Information by
   Reference................................  2
Risk Factors................................  4
The Company.................................  7
Recent Developments.........................  8
Use of Proceeds.............................  8
Selling Stockholders........................  9
Plan of Distribution........................ 11                                  JULY __, 1996
Legal Matters............................... 12
Experts..................................... 12

- -------------------------------------------------             -----------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

       SEC Registration Fee                                                    $ 67,912.79
       Nasdaq Filing Fee                                                         17,500.00
       Legal fees and expenses                                                   20,000.00
       Accounting fees and expenses                                              20,000.00
       Blue Sky fees and expenses (including legal fees)                          2,000.00
                                                                               -----------
              Total                                                            $127,412.79

       The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law and the Company's certificate of incorporation and by-laws, each as amended, provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's amended and restated certificate of incorporation filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (No. 33-79330) and the Company's amended and restated by-laws filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-79330).

     The Company maintains director and officers liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS.

      5.1        Opinion of Testa, Hurwitz & Thibeault, LLP
     23.1        Consent of Coopers & Lybrand L.L.P.

     23.2        Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
     24.1        Power of Attorney (see page II-4)

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westford, Massachusetts on June 17, 1996.

                                        CASCADE COMMUNICATIONS CORP.

                                        By: /s/ Daniel E. Smith
                                           -------------------------------------
                                           Daniel E. Smith,
                                           President and Chief Executive Officer



                        POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cascade Communications Corp., hereby severally constitute and appoint Daniel E. Smith and Paul E. Blondin, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally do all things in our names and on our behalf in such capacities to enable Cascade Communications Corp. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title(s)                                               Date
- ---------                          --------                                               ----

- ---------------------------------  Chairperson of the Board                               June __, 1996
 Victoria A. Brown

  /s/ Daniel E. Smith
- ---------------------------------  President, Chief Executive Officer and Director        June 17, 1996
 Daniel E. Smith                   (Principal Executive Officer)

 /s/ Gururaj Deshpande
- ---------------------------------  Executive Vice President of Marketing and              June 17, 1996
 Gururaj Deshpande                 Customer Service and Director

 /s/ Paul E. Blondin
- ---------------------------------  Vice President of Finance and Administration,          June 17, 1996
 Paul E. Blondin                   Chief Financial Officer, Treasurer and Secretary
                                   (Principal Financial and Accounting Officer)

- ---------------------------------  Director                                               June __, 1996
 Richard M. Burnes, Jr.

 /s/ Paul J. Ferri
- ---------------------------------  Director                                               June 17, 1996
 Paul J. Ferri

 /s/ Bruns H. Grayson
- ---------------------------------  Director                                               June 17, 1996
 Bruns H. Grayson

- ---------------------------------  Director                                               June __, 1996
 Steven C. Walske

                                         EXHIBIT INDEX

      Exhibit No.        Description of Exhibit
      -----------        ----------------------

          5.1            Opinion of Testa, Hurwitz & Thibeault, LLP
         23.1            Consent of Coopers & Lybrand L.L.P.
         23.2            Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
         24.1            Power of Attorney (see page II-4)
